[LOGO]         Midwest Grain Products, Inc.                     NEWS
               1300 Main   P.O. Box 130                         RELEASE
               Atchison, Kansas 66002-0130                      CONTACT:
               PHONE: 913/367-1480   FAX: 913/367-0192          Steve Pickman or
               www.midwestgrain.com                             Nate Cairney
                                                                913/367-1480
               Symbol/Market: MWGP/NASDAQ


FOR IMMEDIATE RELEASE:  MIDWEST GRAIN POSTS SUBSTANTIAL SECOND
                        QUARTER EARNINGS INCREASE

     ATCHISON, Kan., Feb. 6, 2002--Midwest Grain Products, Inc. (MWGP/Nasdaq) today reported a substantial increase in earnings for the second quarter of fiscal 2002 compared to the same quarter the prior year. Results for the current year's second quarter, which ended Dec. 31, show net income of $2,551,000, or 32 cents per common share, on sales of $54,394,000. That compares to net income of $1,724,000, or 20 cents per common share, on sales of $58,489,000 that the company experienced in the second quarter of fiscal 2001. For the first six months of fiscal 2002, the company had net income of $4,995,000, or 62 cents per common share, on sales of $108,688,000 versus net income of $1,329,000, or 16 cents per share, on sales of $116,786,000 for the first six months of fiscal 2001.

     The second quarter earnings improvement resulted primarily from increased demand for the company's fuel grade alcohol, commonly known as ethanol, combined with reduced energy costs and increased sales of specialty, value-added wheat proteins, according to Seaberg. Approximately $694,000 in net income from a previously announced United States Department of Agriculture (USDA) program to support the development of products and markets for value-added wheat protein and wheat starch products also contributed to the improvement, he noted.

     Total alcohol sales in the second quarter of fiscal 2002 were nearly even with the same period the prior year as increased fuel grade alcohol sales offset a decline in sales of food grade alcohol for beverage and industrial applications. "The installation of new equipment at our distillery in Atchison in December is allowing us greater flexibility in shifting our production mix between food grade and fuel grade alcohol," Seaberg said. "Furthermore," he added, "conditions for all of our alcohol products remains healthy." Seaberg also noted, however, that while the market environment for fuel alcohol "continues to be favorable, the company is experiencing a softening in fuel alcohol prices due to lower gasoline prices."

     Second quarter sales of the company's specialty value-added wheat proteins rose significantly over the same period in fiscal 2001. Meanwhile, sales of the company's wheat starches were approximately even with starch sales a year ago. The growth in wheat protein sales was driven principally by higher sales of the company's Arise line of wheat protein isolates that improve the shelf life and textural qualities of frozen and baked dough products; Wheatex, which enhances the texture and flavor of vegetarian and extended meat products; its Aqua Pro line of wheat proteins for personal care and cosmetics products; and a line of wheat-based polymers that are used in the production of high protein pet treats as well as biodegradable plastic-like items.

     The USDA program to support value-added wheat protein and wheat starch development was implemented this past June. Administered by the USDA's Commodity Credit Corporation, it was granted in lieu of an extended quota on imports of foreign wheat gluten. Over the life of the program, which is scheduled to end May 31, 2003, Midwest Grain is eligible for nearly $26 million of the program total of $40 million. For the first 12 months of the program, approximately $17.3 million has been allocated to the company. The remaining amount is expected to become available starting in June, 2003. The funds are to be used for capital, research, marketing and promotional costs related to value-added wheat protein and starch products. Funds received will be recognized in income during the period in which they are expended for a permitted purpose. However, funds that are used for capital expenditure projects will be recognized in income over the periods during which those projects are depreciated.

                                     -more-

ADD 1--MIDWEST GRAIN POSTS SUBSTANTIAL INCREASE

     At this time, the Company expects that approximately 80 percent of the first year's allotment will go toward capital projects, including a previously announced $8.3 million expansion project at the company's Atchison plant. The expansion is slated for completion in early fiscal 2003 and will involve the installation of additional processing and drying equipment for the production of specialty wheat proteins for bakery, pasta and noodle and related food markets, both domestic and foreign. The remaining 20 percent of the first year's funds is expected to be applied toward research and marketing-related costs, and hence will be reflected in earnings.

     As previously announced, due to increased pricing pressures from subsidized European Union producers, the company has elected to reduce its production of vital wheat gluten, the protein portion of flour that is used principally in many types of bread. Seaberg reported that "those pressures have greatly intensified" since the expiration of the import quota this past June. "Therefore," he reiterated, "unless future conditions warrant otherwise, we plan to maintain a reduced presence in the more traditional commodity-related wheat gluten and wheat starch markets. Simultaneously, we will concentrate on growing our value-added products in the specialty wheat protein and wheat starch areas."

     Extraordinarily high natural gas prices which drove up the company's energy costs through most of fiscal 2001 were substantially lower in the current year's second quarter compared to the same period the prior year. "The average per unit price of natural gas was 44 percent lower in the second quarter compared to a year ago, and currently is averaging 58 percent lower versus last year's third quarter," Seaberg said "Based on current indications, we expect our energy costs to remain at these lower, more reasonable levels during the fourth quarter as well," he added. "Likewise, although per unit raw material costs for grain were up just slightly compared to the second quarter a year ago, we see no signs at this time suggesting that we should anticipate any sizeable increases in grain costs in the coming months. Therefore, our major production costs should remain relatively stable through the remainder of fiscal 2002," Seaberg said.

     Seaberg noted that in the first half of fiscal 2002, "our net income has already surpassed annual earnings levels that were realized in each of the past seven years." He added that "we expect a significant improvement in net income for the third quarter, compared with the prior year's third quarter net loss of $218,000. Despite the possibility of further softening in fuel alcohol prices in the fourth quarter due to reduced gasoline prices, we expect to post our best annual earnings performance in some time. Seaberg cautioned that these forward-looking statements assume stable energy and raw material costs, stable production efficiencies and continued improvement in value-added wheat protein sales during the remainder of the fiscal year. Actual results could vary from expectations if such assumptions prove incorrect.


This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as "intend," "believe," "estimate," "expect," "anticipate,"
"hopeful," "should," "may" and similar expressions. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital and actions of governments or government officials. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

                                       ###

MIDWEST GRAIN PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS
----------------------------------------------------------------------------------------------------------------------
(unaudited)                                   Three Months Ended December 31        Six Months Ended December 31
(Dollars in thousands, except  per share)           2001              2000                2001              2000
----------------------------------------------------------------------------------------------------------------------
NET SALES                                     $     54,394     $     58,489         $    108,688      $   116,786
COST OF SALES                                       47,500           52,336               94,804          107,868
                                              ----------------------------------    ----------------------------------
GROSS PROFIT                                         6,894            6,153               13,884            8,918
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES         3,548            3,220                7,699            6,421
                                              ----------------------------------    ----------------------------------
                                                     3,346            2,933                6,185            2,497
OTHER OPERATING INCOME (EXPENSE)                       (42)               6                  (63)               5
                                              ----------------------------------    ----------------------------------
INCOME FROM OPERATIONS                               3,304            2,939                6,122            2,502
OTHER INCOME (EXPENSE
   INTEREST                                           (355)            (304)                (749)            (648)
   OTHER                                             1,268              215                2,884              343
                                              ----------------------------------    ----------------------------------
INCOME BEFORE INCOME TAXES                           4,217            2,850                8,257            2,197
PROVISION (CREDIT) FOR INCOME TAXES                  1,666            1,126                3,262              868
                                              ----------------------------------    ----------------------------------
NET INCOME                                    $      2,551     $      1,724                4,995      $     1,329
                                              ==================================    ==================================
EARNINGS PER COMMON SHARE                     $       0.32     $        .20         $       0.62      $      0.16

Weighted average shares outstanding              8,070,712        8,492,309            8,118,018        8,527,126

CONSOLIDATED BALANCE SHEETS
------------------------------------------------------------------------------------------------------------------------------------
(unaudited)                        December 31      June 30       (unaudited)                          December 31        June 30
(Dollars in thousands)                2001           2001         (Dollars in thousands)                  2001             2001
------------------------------------------------------------------------------------------------------------------------------------
ASSETS                                                            LIABILITIES AND
                                                                  STOCKHOLDERS' EQUITY

CURRENT ASSETS:                                                   CURRENT LIABILITIES:
  Cash and cash equivalents      $     29,391    $     33,454     Current maturities of long-term
                                                                     debt                            $      3,202     $       4,273
  Receivables                          24,433          26,109     Accounts payable                         11,061            10,446
  Inventories                          22,149          18,230     Accrued expenses                          3,505             4,008
  Prepaid expenses                      2,017           1,625     Deferred income                          13,437            15,951
  Deferred income taxes                 2,484           2,451     Income taxes payable                      1,262
  Income taxes receivable                                 299                                        -------------------------------
                                  ------------------------------
     Total Current Assets              80,474          82,168         Total Current Liabilities            32,467            34,678

PROPERTY AND EQUIPMENT, At Cost       250,281         245,305     LONG-TERM DEBT                           18,897            22,420
Less accumulated depreciation         160,290         153,181     POST-RETIREMENT BENEFITS                  5,932             6,034
                                  ------------------------------  DEFERRED INCOME TAXES                    10,769            10,774
                                       89,991          92,124     STOCKHOLDERS' EQUITY                    102,647           100,544
OTHER ASSETS                              247             158                                        -------------------------------
                                  ------------------------------                                    $    170,712     $     174,450
                                 $    170,712    $    174,450                                        ===============================
                                  ==============================
